Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

AMETEK INCREASES QUARTERLY DIVIDEND

Berwyn, PA, May 9, 2014 — AMETEK, Inc. (NYSE: AME) today announced its Board of Directors has approved a 50% increase in the quarterly cash dividend on common stock to $0.09 per share from $0.06 per share. The dividend is payable on June 30, 2014 to shareholders of record on June 16, 2014. This dividend increase will raise the annualized dividend payout to $0.36 per share.

Frank S. Hermance, AMETEK Chairman and Chief Executive Officer commented, “Our Four Growth Strategies have resulted in significant increases in sales, profitability and cash flow. We remain firmly committed to these strategies, in particular our disciplined acquisition strategy, and believe they will continue to drive shareholder value in the future. Anticipated strong cash flows will enable us to continue to fully fund these growth strategies, while rewarding shareholders with a higher cash dividend.”

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with 2013 annual sales of $3.6 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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